Exhibit 99.1
Eagle Test Systems Reports First Quarter Fiscal 2008 Results
Net Revenue of $31.0 million; Net Income of $5.3 million for the Quarter
Buffalo Grove, Illinois – January 29, 2008 - Eagle Test Systems, Inc. (NASDAQ: EGLT), a provider of automated test equipment solutions for high-performance analog, mixed-signal and radio frequency (RF) semiconductors, announced financial results for its first fiscal quarter ended December 31, 2007.
Operating Results

Net revenue was $31.0 million for the first fiscal quarter ended December 31, 2007, an increase of $7.0 million, or 29.0%, compared to net revenue of $24.0 million for the same period in the prior fiscal year. Sequentially, net revenues increased $10.2 million or 49.2% from the September 2007 quarter. Gross margin for the first fiscal quarter was 61.5% of net revenue, compared to 58.9% of net revenue for the same period in the prior fiscal year, and 61.7% for our September 2007 quarter. Operating income for the first fiscal quarter was $6.9 million, compared to $4.6 million in operating income for the same period in the prior fiscal year, and $2.3 million for our September 2007 quarter.
Net income for the first fiscal quarter was $5.3 million or $0.23 per fully diluted common share, compared to net income of $3.9 million or $0.17 per fully diluted common share for the same period in the prior fiscal year, and net income of $3.0 million or $0.13 per fully diluted common share for the September 2007 quarter.
“I am very pleased with our strong first quarter performance, particularly during these challenging economic times,” stated Len Foxman – Eagle CEO. “These results are indicative of the success we can achieve by leveraging our lean business model and we will remain focused on delivering profitable results and positive earnings for our shareholders.”
Outlook

The Company estimates net revenue will be between $30.0 and $34.0 million in the second fiscal quarter ending March 31, 2008. The Company estimates earnings per share will be between $0.17 and $0.24 based on an estimated 23,200,000 fully diluted common shares.
Earnings Conference Call

Eagle Test Systems will host its earnings call today at 6:00 p.m. Eastern Time/ 5:00 p.m. Central Time for analysts, stockholders, investors and the public.
Participants can join for the voice portion of the call by dialing 1-866-700-5192 (domestic calls) or 1-617-213-8833 (international calls) starting at 5:45 p.m. Eastern time/ 4:45 p.m. Central time and enter the passcode 83628886; you will be asked for your name and firm’s name. The live conference call will also be available via web cast and accessible along with our earnings release the day of the call through the Investor Relations section of our website at www.eagletest.com.
The conference call will be available for replay from approximately 1 hour after completion of the conference call until February 12, 2008. To hear a replay of the call, please dial 1-888-286-8010 (domestic calls) or 1-617-801-6888 (international calls) and enter the passcode 35995949.

About Eagle Test Systems, Inc.
Eagle Test designs, manufactures, sells and services high performance automated test equipment for the semiconductor industry. The company’s products are used to test analog, mixed-signal and radio frequency (RF) semiconductors that are used in products such as digital cameras, MP3 players, automotive electronics, cellular telephones, computers and peripherals. The company was founded in 1976 and has offices located throughout the world in Asia, North America and Europe, with corporate headquarters in Buffalo Grove, Illinois. For more information, please visit www.eagletest.com.
Safe Harbor
Certain statements contained in the press release regarding matters that are not historical facts, including statements regarding our projections for revenue, earnings per share and weighted average diluted common shares for the second fiscal quarter ending March 31, 2008 and statements regarding winning new customers, penetrating existing customers with new products with parallel test capabilities, and our business focus in the future are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements involve important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such important factors involve risks and uncertainties, including, but not limited to, the risk associated with the highly cyclical nature of the semiconductor market; unanticipated challenges in assessing business conditions and the overall market; the lack of visibility with regard to future business conditions for our Company and the rapid nature of changes in industry business conditions; the risk of a loss or reduction of orders from one or more customers among which our business is concentrated; the difficulty in obtaining new customers because of the high switching cost; competition and pricing pressures; the decision by customers to cancel or defer orders that previously had been accepted; delays or shortages in an adequate supply of raw materials; insufficient or excess inventory; our ability to develop new and enhanced products; the ability to manage our growth; the ability to attract and retain key employees; prolonged disruption in the operations of our single manufacturing facility; economic, political and other risks associated with international sales and operations; risks related to our intellectual property; risks related to our need to achieve and maintain effective internal controls over financial reporting; risk related to unanticipated impact of stock based compensation and the tax effects there under on our expenses in any period pursuant to FASB Statement 123(R) and other factors that are detailed from time to time in reports filed by Eagle Test Systems, Inc. with the Securities and Exchange Commission, including risks and uncertainties discussed under “Risk Factors” in our Form 10-K, filed with the Securities and Exchange Commission on December 6, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.
Company Contact:
Stephen J. Hawrysz
Chief Financial Officer
Eagle Test Systems, Inc.
847-327-1033
Financial Tables to Follow

Eagle Test Systems, Inc
Financial Results
(UNAUDITED)
(all dollars in 000’s except share and per share data)

		Three Months ended
		December 31,
		2007	2006
Net Revenue		$31,000	$24,036
COGS		11,939	9,877

Gross margin		19,061	14,159

Margin %		61.5%	58.9%

SG&A		9,292	7,414
R&D		2,909	2,154

Total operating expense		12,201	9,568

Operating income		6,860	4,591

% of Revenue		22.1%	19.1%

Interest expense		6	16
Other (income)	(1)	(1,148)	(1,263)

Income before taxes		8,002	5,838
Tax expense		2,676	1,972

Net income		$5,326	$3,866

		17.2%	16.1%

Earnings per common share
Basic and fully diluted		$0.23	$0.17

Shares
Basic		22,974,177	22,834,508
Fully diluted		23,121,758	23,096,885
FOOTNOTES:

(1)	Other (income) primarily consists of interest income earned on cash and marketable securities.

	December 31,	September 30,
Balance sheet Data (Unaudited)	2007	2007
Cash & investments	$115,012	$112,517
Accounts receivables	23,976	18,238
Inventories	26,265	22,233
Current assets	171,640	161,255

Total assets	$183,026	$172,570

Accounts payable	$8,676	$6,079
Deferred revenue	7,739	6,441
Current liabilities	24,202	19,222
Long-term liabilities	1,318	1,458

Total liabilities & stockholders equity	$183,026	$172,570

End of Table